UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 26, 2004

EDWARDS LIFESCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15525	36-4316614
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

One Edwards Way, Irvine, California		92614
(Address of principal executive offices)		(Zip Code)

(949) 250-2500
Registrant’s telephone number, including area code

Item 9.  Financial Statements, Pro Forma Financial Information and Exhibits.

Beginning this week and continuing through early May 2004, several of the ten executive officers of Edwards Lifesciences Corporation (“Edwards” or the “Company”), including chairman and CEO Michael A. Mussallem, plan to sell a small percentage of their Edwards holdings primarily to satisfy personal loans undertaken as part of a stock incentive program offered in 1999 to certain employees of the Company’s former parent, Baxter International Inc.  The Edwards shares being sold will include shares acquired through the exercise of stock options.

Under the Baxter program, participants took out personal loans from a commercial bank to finance the purchase of Baxter stock.  The loans were five-year full-recourse personal loans at market interest rates, with a maturity date of May 2004.  At the current share price of Baxter stock, these loan obligations substantially exceed the value of the Baxter shares purchased with the loan proceeds.

The total number of shares to be sold by Edwards officers is expected to be less than the average daily trading volume of the Company’s shares, and also is expected to be less than ten percent of the officers’ collective ownership in the Company, including their stock options.  The actual number of executive officers who sell Edwards shares, as well as the dates on which such sales occur and the precise number of shares to be sold, will primarily depend upon the prices of Edwards’ and Baxter’s stock between now and May 2004.

All executive officers of Edwards Lifesciences are required to meet stock ownership guidelines in the first five years of their employment with the Company.  All executive officers are currently in a position to satisfy these guidelines within the requisite time frame and will remain in a position to satisfy these guidelines after the sales described in this report.

This report includes forward-looking statements that involve risks and uncertainties, including those related to certain executive officers intention to sell Edwards’ securities and the percentage of securities that will be sold and other risks detailed in Edwards’ filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of Edwards and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

The information in this report is being furnished pursuant to Item 9 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2004

EDWARDS LIFESCIENCES CORPORATION

By:	/s/ Bruce P. Garren
Bruce P. Garren
Corporate Vice President,
General Counsel and Secretary